Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement on Form S-3 of our report dated March 19, 2026, relating to the consolidated financial statements of Zura Bio Limited as of and for the years ended December 31, 2025 and 2024, appearing in the Zura Bio Limited’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ WithumSmith+Brown, PC

San Francisco, California

October 27, 2026